ATTORNEYS • CIVIL LAW NOTARIES • TAX ADVISERS

Beethovenstraat 400 1082 PR Amsterdam T +31 20 71 71 000	Amsterdam, 25 March 2026
STMicroelectronics N.V.

To the Dutch Company:

We have acted as legal counsel as to Dutch law to the Dutch Company in connection with the filing of the Registration Statement with the SEC. This opinion letter is rendered to you in order to be filed with the SEC as an exhibit to the Registration Statement.

Capitalised terms used in this opinion letter have the meanings set forth in Exhibit A. The headings used in this opinion letter are for convenience of reference only and are not to affect its construction or to be taken into consideration in its interpretation.

This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in any document reviewed by us in connection with this opinion letter.

In rendering the opinions expressed in this opinion letter, we have reviewed and relied upon the Warrant Agreement, a draft of the Registration Statement and pdf copies or drafts, as the case may be, of the Corporate Documents and we have assumed that the Warrant Agreement has been entered into for bona fide commercial reasons. We have not investigated or verified any factual matter disclosed to us in the course of our review.

This opinion letter sets out our opinion on certain matters of the laws with general applicability of the Netherlands, and, insofar as they are directly applicable in the Netherlands, of the European Union, as at today's date and as presently interpreted under published authoritative case law of the Dutch courts, the General Court and the Court of Justice of the European Union. We do not express any opinion on tax law, regulatory law, Dutch or European competition law, data protection law or securitization law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes of Dutch law subsequent to today's date. We do not purport to opine on the consequences of amendments to the Warrant Agreement, the Registration Statement or the Corporate Documents subsequent to the date of this opinion letter.

All legal relationships are subject to NautaDutilh N.V.'s general terms and conditions (see https://www.nautadutilh.com/terms), which apply mutatis mutandis to our relationship with third parties relying on statements of NautaDutilh N.V., include a limi-tation of liability clause, have been filed with the Rotterdam District Court and will be provided free of charge upon request. NautaDutilh N.V.; corporate seat Rotterdam; trade register no. 24338323.

Amsterdam   •   Brussels   •   London   •   Luxembourg   •   New York   •   Rotterdam

The opinions expressed in this opinion letter are to be construed and interpreted in accordance with Dutch law. The competent courts at Amsterdam, the Netherlands have exclusive jurisdiction to settle any issues of interpretation or liability arising out of or in connection with this opinion letter. Any legal relationship arising out of or in connection with this opinion letter (whether contractual or non-contractual), including the above agreement as to jurisdiction, is governed by Dutch law and shall be subject to the general terms and conditions of NautaDutilh. Any liability arising out of or in connection with this opinion letter shall be limited to the amount which is paid out under NautaDutilh’s insurance policy in the matter concerned. No person other than NautaDutilh may be held liable in connection with this opinion letter.

In this opinion letter, legal concepts are expressed in English terms. The Dutch legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Dutch legal concepts described by the English terms.

For the purposes of this opinion letter, we have assumed that:

General Assumptions

a.                   drafts of documents reviewed by us will be signed in the form of those drafts, each copy of a document conforms to the original, each original is authentic, and each signature is the genuine signature of the individual purported to have placed that signature;

b.	the Deed of Incorporation and the Deed of Conversion are valid notarial deeds and the Deed of Incorporation has been executed on the basis of a valid declaration of no objection (verklaring van geen bezwaar) and a valid bank statement within the meaning of Article 2:203a DCC (as it applied on the date of the Deed of Incorporation);
c.	if any signature under any document is an electronic signature (as opposed to a handwritten ("wet ink") signature) only, the method used for signing is sufficiently reliable;
d.	the Registration Statement has been or will be declared effective upon filing with the SEC in the form reviewed by us;

Corporate Law Assumptions

e.	at each Relevant Moment, (i) Ordinary Shares shall have been admitted for trading on a trading system outside the European Economic Area comparable to a regulated market or a multilateral trading facility as referred to in Article 2:86c(1) DCC and (ii) no financial instruments issued by the Dutch Company (or depository receipts for or otherwise representing such financial instruments) have been admitted to trading on a regulated market, multilateral trading facility or organised trading facility operating in the European Economic Area (and no request for admission of any such financial instruments to trading on any such trading venue has been made);
f.	(i) no regulations (reglementen) have been adopted by any corporate body of the Dutch Company other than the Supervisory Board Charter and the Managing Board and Executive Committee Charter, (ii) the Articles of Association were the Dutch Company's articles of association in force at the time the Warrant Agreement was executed, (iii) the Articles of Association are the Dutch Company's articles of association currently in force and (vi) the Articles of Association will be the Dutch Company's articles of association in force at each Relevant Moment. The Extract supports item (iii) of this assumption;

g.	(i) at each Relevant Moment, the resolutions recorded in the Resolutions shall be in full force and effect, (ii) at each Relevant Moment, the factual statements made and the confirmations given in the Resolutions shall be complete and correct and (iii) the Resolutions correctly reflect the resolutions recorded therein;
h.	at each Relevant Moment, the authorised share capital (maatschappelijk kapitaal) of the Dutch Company shall allow for the issuance of the Warrant Shares;
i.	the exercise price for the Warrant shall at least equal the aggregate nominal value of the underlying Warrant Shares, any such exercise price shall have been paid in cash or otherwise satisfied as provided for in the Warrant Agreement and shall have been received and accepted by the Company ultimately upon the issuance of the relevant Warrant Shares and, where relevant, the Company shall have consented to payment in a currency other than Euro;
j.	the Warrant (i) has been validly granted as a right to subscribe for Ordinary Shares (recht tot het nemen van aandelen), (ii) shall be in full force and effect upon being exercised and (iii) shall have been validly exercised in accordance with the terms of the Warrant Agreement prior to the issuance of the underlying Warrant Shares; and
k.	at each Relevant Moment, each of the other assumptions made in this opinion letter will be correct in all aspects by reference to the facts and circumstances then existing.

Based upon and subject to the foregoing and subject to the qualifications set forth in this opinion letter and to any matters, documents or events not disclosed to us, we express the following opinions:

Incorporation and Corporate Status

1.	The Dutch Company has been duly incorporated as a besloten vennootschap met beperkte aansprakelijkheid and is validly existing as a naamloze vennootschap.

Warrant Shares

2.	Subject to receipt by the Dutch Company of payment in full for, or other satisfaction of the exercise price for, the Warrant Shares as provided for in the Warrant Agreement, and when issued and accepted in accordance with the Resolutions and the Warrant Agreement, the Warrant Shares shall be validly issued, fully paid and non-assessable.

The opinions expressed above are subject to the following qualifications:

Corporate Law Qualifications

A.	The opinion expressed in paragraph 1 (Incorporation and Corporate Status) of this opinion letter must not be read to imply that the Dutch Company cannot be dissolved (ontbonden). A company such as the Dutch Company may be dissolved, inter alia by the competent court at the request of the company's management board, any interested party (belanghebbende) or the public prosecution office in certain circumstances, such as when there are certain defects in the incorporation of the company. Any such dissolution will not have retro-active effect.

B.	Pursuant to Article 2:7 DCC, any transaction entered into by a legal entity may be nullified by the legal entity itself or its liquidator in bankruptcy proceedings (curator) if the objects of that entity were transgressed by the transaction and the other party to the transaction knew or should have known this without independent investigation (wist of zonder eigen onderzoek moest weten). The Dutch Supreme Court (Hoge Raad der Nederlanden) has ruled that in determining whether the objects of a legal entity are transgressed, not only the description of the objects in that legal entity's articles of association (statuten) is decisive, but all (relevant) circumstances must be taken into account, in particular whether the interests of the legal entity were served by the transaction. Based on the objects clause contained in the Current Articles, we have no reason to believe that, by entering into the Warrant Agreement, the Dutch Company would transgress the description of the objects contained in its Articles of Association. However, we cannot assess whether there are other relevant circumstances that must be taken into account, in particular whether the interests of the Dutch Company are served by entering into the Warrant Agreement since this is a matter of fact.
C.	Pursuant to Article 2:98c DCC, a company such as the Dutch Company may grant loans (leningen verstrekken) only in accordance with the restrictions set out in Article 2:98c DCC, and may not provide security (zekerheid stellen), give a price guarantee (koersgarantie geven) or otherwise bind itself, whether jointly and severally or otherwise with or for third parties (zich op andere wijze sterk maken of zich hoofdelijk of anderszins naast of voor anderen verbinden) with a view to (met het oog op) the subscription or acquisition by third parties of shares in its share capital or depository receipts. This prohibition also applies to its subsidiaries (dochtervennootschappen). It is generally assumed that a transaction entered into in violation of Article 2:98c DCC is null and void (nietig). Based on the content of the Warrant Agreement, we have no reason to believe that the Dutch Company or its subsidiaries will violate Article 2:98c DCC in connection with the issue of the Warrant Shares. However, we cannot confirm this definitively, since the determination of whether a company (or a subsidiary) has provided security, has given a price guarantee or has otherwise bound itself, with a view to the subscription or acquisition by third parties of shares in its share capital or depository receipts, as described above, is a matter of fact.
D.	The opinions expressed in this opinion letter may be limited or affected by:
a.	rules relating to Insolvency Proceedings or similar proceedings under a foreign law and other rules affecting creditors' rights generally;
b.	the provisions of fraudulent preference and fraudulent conveyance (Actio Pauliana) and similar rights available in other jurisdictions to insolvency practitioners and insolvency office holders in bankruptcy proceedings or creditors;
c.	claims based on tort (onrechtmatige daad);
d.	sanctions and measures, including but not limited to those concerning export control, pursuant to European Union regulations, under the Dutch Sanctions Act 1977 (Sanctiewet 1977) or other legislation;
e.	the Anti-Boycott Regulation, Anti-Money Laundering Laws and related legislation;
f.	any intervention, recovery or resolution measure by any regulatory or other authority or governmental body in relation to financial enterprises or their affiliated entities; and

g.	the rules of force majeure (niet toerekenbare tekortkoming), reasonableness and fairness (redelijkheid en billijkheid), suspension (opschorting), dissolution (ontbinding), unforeseen circumstances (onvoorziene omstandigheden) and vitiated consent (i.e., duress (bedreiging), fraud (bedrog), abuse of circumstances (misbruik van omstandigheden) and error (dwaling)) or a difference of intention (wil) and declaration (verklaring).
E.	The term "non-assessable" has no equivalent in the Dutch language and for purposes of this opinion letter such term should be interpreted to mean that a holder of an Ordinary Share shall not by reason of merely being such a holder be subject to assessment or calls by the Dutch Company or its creditors for further payment on such Ordinary Share.
F.	This opinion letter does not purport to express any opinion or view on the operational rules and procedures of any clearing or settlement system or agency.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and also consent to the reference to NautaDutilh in the Registration Statement under the caption "Legal Matters". In giving this consent we do not admit or imply that we are a person whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or any rules and regulations promulgated thereunder.

Sincerely yours,

/s/ Nauta Dutilh N.V.

NautaDutilh N.V.

EXHIBIT A

LIST OF DEFINITIONS

"Anti-Boycott Regulation"	Regulation (EC) No 2271/96 on protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom.
"Anti-Money Laundering Laws"

the European Anti-Money Laundering Directives, as implemented in the Netherlands in the Money Laundering and Terrorist Financing Prevention Act (Wet ter voorkoming van witwassen en financieren van terrorisme) and the Dutch Criminal Code (Wetboek van Strafrecht).

"Articles of Association"	the articles of association (statuten) of the Dutch Company as they read from time to time
"Commercial Register"	the Commercial Register held by the Dutch Chamber of Commerce (handelsregister gehouden door de Kamer van Koophandel)
"Corporate Documents"	the documents listed in Exhibit B
"Current Articles"	the Articles of Association as contained in the deed of amendment dated 22 May 2024
"DCC"	the Dutch Civil Code (Burgerlijk Wetboek)
"Deed of Conversion"	the deed of conversion of the Dutch Company, dated 31 March 1989
"Deed of Incorporation"	the deed of incorporation (akte van oprichting) of the Dutch Company, dated 21 May 1987
"Dutch Company"	STMicroelectronics N.V.
"Dutch Bankruptcy Code"	the Dutch Bankruptcy Code (Faillissementswet)
"Exhibit"	an exhibit to this opinion letter
"Insolvency Proceedings"

any insolvency proceedings within the meaning of Regulation (EU) 2015/848 on insolvency proceedings (recast), listed in Annex A thereto, any statutory proceedings for the restructuring of debts (akkoordprocedure) pursuant to the Dutch Bankruptcy Code

"Managing Board and Executive Committee Charter"	the managing board and executive committee charter as available on the website of the Dutch Company on the date of this letter, dated 29 January 2025
"NautaDutilh"	NautaDutilh N.V.
"the Netherlands"	the European territory of the Kingdom of the Netherlands and "Dutch" is in or from the Netherlands
"Ordinary Shares"	ordinary shares in the Dutch Company's capital, with a nominal value of EUR 1.04 each
"Registration Statement"

the Dutch Company's registration statement on Form F-3 under the U.S. Securities Act of 1933, as amended, as filed by the Dutch Company with the SEC on 25 March 2026 and which will become effective on 25 March, 2026

"Relevant Moment"	each time when Warrant Shares are issued pursuant to the exercise of the Warrant
"Resolutions"

each of the following:

a.                 the minutes, convening notice and explanatory notes of the General Meeting held on 28 May 2025, in each case as available on the website of the Dutch Company on the date of this letter; and

b.                the resolutions as set out in the Supervisory Board Certificate dated 25 March 2026 which, among other matters, include the issuing the Warrant, the right to subscribe for up to 24,755,584 Ordinary Shares and excluding pre-emption rights in connection therewith

"SEC" "Supervisory Board Certificate"	the United States Securities and Exchange Commission the supervisory board certificate recording the resolutions taken at the supervisory board meeting of 25 March 2026.

"Supervisory Board Charter"	the supervisory board charter dated 30 December 2025, as available on the website of the Dutch Company on the date of this letter
"Warrant"	the warrant to purchase Warrant Shares subject to the terms and conditions of the Warrant Agreement
"Warrant Agreement"	the warrant entered into between the Dutch Company and the Warrant Holder, dated 6 February 2026
"Warrant Holder"	Amazon.com NV Investment Holdings LLC
"Warrant Shares"	24,755,584 Ordinary Shares

EXHIBIT B

LIST OF CORPORATE DOCUMENTS

1.                  the Deed of Incorporation;

2.                  the Deed of Conversion;

3.                  the Current Articles;

4.	the Extract;
5.	the Managing Board and Executive Committee Charter;
6.	the Supervisory Board Charter; and
7.	the Supervisory Board Certificate.